Exhibit 10.2

INTERIM STRATEGIC MANAGEMENT SERVICES AGREEMENT

This Interim Strategic Management Services Agreement (the “Agreement”) is made as of September 22, 2026, between RAINMAKER WORLDWIDE INC., a Nevada corporation (the “Company”), and RAINMAKER WORLDWIDE INC., an Ontario corporation operating as Miranda Water Technologies (“Miranda” or the “Service Provider”), and shall become effective September 22, 2026 (the “Effective Date”).

1. Interim Engagement

Effective September 22, 2026, the Company engages the Service Provider to provide the strategic advisory and management support and external-relations services described in this Agreement during the Term.

The Services shall be performed principally through Michael A. Skinner, Ryan D. Moore and Catia Skinner (collectively, the “Service Personnel”). The Service Provider may allocate responsibilities among the Service Personnel in coordination with the Company, but no material substitution of any Service Personnel shall be made without the Company’s prior written approval.

For operational purposes in connection with the Services, Catia Skinner may be referred to as VP Marketing & Communication. This is an operational designation under this Agreement and does not, by itself, appoint Catia Skinner as a corporate officer of the Company.

All compensation under this Agreement is payable to the Service Provider for the Services described herein and does not create any direct payment obligation from the Company to the Service Personnel individually. With respect to Michael A. Skinner and Ryan D. Moore, the compensation is not for service as directors or officers of the Company.

2. Purpose of Engagement

The Company is undertaking a management transition, reporting remediation and strategic review while continuing its existing business. The purpose of this interim engagement is to provide the Company with strategic, capital-markets, stakeholder, government-relations, marketing, brand and public-company communications support during that period, separate from the corporate duties of any Service Personnel who also serves as a director or officer of the Company.

3. Services

Subject to the exclusions in Sections 4 and 5, the Service Provider shall provide the following Services through the Service Personnel:

a)	Establish and develop the Company’s long-term corporate strategy, priorities and overall direction for consideration and approval by the Board where required.

b)	Work with the Board on governance, corporate policies, risk oversight and major strategic decisions, including preparation and analysis supporting Board consideration of such matters.

c)	Maintain and develop relationships with shareholders, investors, analysts, lenders and potential financing partners.

d)	Coordinate public-company communications, including investor presentations, shareholder updates, press releases and material corporate announcements, subject to the Company’s disclosure controls and required approvals.

e)	Support compliance with SEC, OTC Markets and other applicable disclosure and market requirements in coordination with the Company’s finance function, legal counsel, auditors and other advisers.

f)	Develop and advance the Company’s capital strategy, including potential equity financing, debt financing, strategic investment and acquisition opportunities, subject to Board approval of any transaction or commitment.

g)	Build and maintain relationships with federal, state, provincial, municipal, Indigenous and international government representatives and agencies.

h)	Identify and pursue government funding, infrastructure programs, tax incentives, grants and public-private partnership opportunities that may be relevant to the Company.

i)	Represent the Company at investor, government, industry and policy meetings where senior executive representation is appropriate, subject to the authority limitations in this Agreement.

j)	Support management of the Company’s corporate reputation and sensitive stakeholder matters, including shareholder concerns, government inquiries, regulatory developments and significant institutional relationships.

k)	Develop and support the Company’s brand strategy and corporate positioning.

l)	Coordinate marketing communications and promotional materials.

m)	Support product and market development marketing initiatives.

n)	Provide marketing support for partners and distributors.

o)	Coordinate public relations and corporate communications, subject to the Company’s disclosure controls and required approvals.

4. Excluded Corporate Capacities

The parties intend this Agreement to compensate only the separate strategic advisory and management support Services described in Section 3. The following are expressly excluded from the scope of this Agreement and from the compensation payable hereunder:

a)	service by Michael A. Skinner or Ryan D. Moore as a director of the Company, including Board attendance, deliberation, voting, fiduciary duties and other responsibilities arising solely from Board membership;

b)	duties or authority arising solely from Michael A. Skinner’s office as President of the Company or Ryan D. Moore’s office as Secretary of the Company, including formal officer actions, certifications, execution or attestation of corporate documents, maintenance or certification of corporate records, and other responsibilities customarily incident to those offices; and

c)	any other action taken solely by reason of a Service Personnel member holding a corporate office or directorship with the Company rather than as part of the Services described in Section 3.

Nothing in this Agreement limits or modifies the separate duties, authority, fiduciary obligations or responsibilities that Skinner or Moore may have in their individual capacities as directors or officers of the Company. Those matters are governed separately by applicable law, the Company’s governing documents and Board action.

5. Miranda-Company Relationship Excluded

All matters relating to the relationship between the Company and Miranda are expressly excluded from the Services under this Agreement. This exclusion includes any current or proposed contract, purchase or sale, distribution or licensing arrangement, ownership interest, financing, payment, intercompany balance, valuation, dispute, amendment, waiver, governance matter, related-party transaction or other dealing between the Company and Miranda or their respective affiliates.

The Service Personnel shall not act for the Company under this Agreement in negotiating, approving, administering or resolving any such matter. Any matter involving the Company-Miranda relationship shall be handled separately under appropriate Board oversight and conflict-of-interest procedures. Providing factual information requested by the Board, auditors, legal counsel or other advisers concerning an existing Company-Miranda matter shall not, by itself, be treated as a compensated Service under this Agreement.

6. Public-Company Communications and Compliance

In performing investor-relations, financing, government-relations and public-company communication Services, the Service Provider and Service Personnel shall coordinate with the Company’s authorized officers, finance function and securities counsel as appropriate. No press release, investor presentation, shareholder communication, SEC filing or other public disclosure shall be issued or filed solely by authority of this Agreement without the Company’s required approval.

The Service Provider and Service Personnel shall use reasonable care to protect material non-public information and shall not knowingly make selective disclosure of material non-public information in a manner inconsistent with applicable securities laws or the Company’s disclosure procedures. Nothing in this Agreement requires the Service Provider or Service Personnel to provide legal, audit or accounting opinions.

7. Term

The term of this Agreement (the “Term”) shall commence on September 22, 2026 and shall end automatically on December 31, 2026, unless terminated earlier pursuant to this Agreement or extended by written agreement properly authorized by the Company and the Service Provider.

8. Compensation

8.1 Monthly Fee. The Company shall pay the Service Provider US$1,500 per month in the aggregate for the combined Services of the Service Personnel during the Term. Compensation for any partial calendar month shall be prorated on a daily basis. Accordingly, if this Agreement remains in effect through December 31, 2026, total base compensation under this Agreement will be US$4,950.

8.2 Accrual and Deferral. The monthly fee is earned and shall accrue as the Services are performed. If the Company does not have sufficient available cash to make payment when earned, payment may be deferred. Any such deferral affects only the timing of payment and shall not constitute a waiver, reduction or forfeiture of compensation, nor shall entitlement to the compensation be conditional upon future sales, financing or a later discretionary determination that the Company has sufficient funds. Unpaid earned compensation shall remain an accrued obligation of the Company until paid or otherwise settled by written agreement.

8.3 Payment Timing. Subject to Section 8.2, accrued amounts shall be paid as the Company’s unrestricted cash resources reasonably permit, taking into account the Company’s ordinary operating requirements. The Board shall review any unpaid accrued compensation at least monthly and shall cause payment to be made when unrestricted cash resources reasonably permit without materially impairing the Company’s ordinary operating requirements. The Company and the Service Provider may agree to another payment schedule in writing.

8.4 No Other Compensation. No equity compensation, options, bonus or other compensation shall be payable under this Agreement unless separately approved by the Company and agreed in writing. The monthly fee is payable solely to the Service Provider and does not create any direct payment obligation from the Company to Michael A. Skinner, Ryan D. Moore or Catia Skinner individually.

8.5 Taxes. The monthly fee is exclusive of any sales, use, value-added or similar taxes that the Service Provider is required by law to charge, if any. The Service Provider is responsible for its own income, payroll and other taxes arising from amounts received under this Agreement.

9. Expenses

The Company shall reimburse reasonable and necessary out-of-pocket business expenses incurred specifically in providing the Services, provided material expenses are approved in advance by the Company and reasonable supporting documentation is provided. No expense incurred in connection with Miranda’s own business or with a Company-Miranda matter excluded under Section 5 shall be reimbursable under this Agreement unless separately authorized in writing.

10. Independent Contractor

The Service Provider is an independent contractor and not an employee, partner, joint venturer or agent of the Company. The Service Provider is responsible for the engagement, compensation and administration of the Service Personnel in connection with the Services provided through Miranda.

Nothing in this Section changes or affects any separate status that Skinner or Moore may have as directors or officers of the Company; those capacities are outside this Agreement. Catia Skinner’s operational designation under this Agreement does not, by itself, constitute appointment as a corporate officer of the Company.

11. Authority and Company Approvals

Except as specifically authorized by the Board or an authorized officer of the Company, neither the Service Provider nor the Service Personnel has authority under this Agreement to bind the Company, enter into a transaction on its behalf, incur indebtedness, issue securities, make a financing commitment, approve an acquisition, settle a claim or make any other binding corporate commitment.

Any authority held by Skinner or Moore separately by virtue of a Company office or Board action is outside this Agreement and is not expanded or limited by this Section. Catia Skinner has no authority to bind the Company solely by reason of her operational designation or the Services performed under this Agreement.

12. Company Cooperation

The Company shall provide reasonable and timely access to information, records, advisers and personnel necessary for the

Service Provider to perform the Services. The Service Provider may rely on information supplied by the Company and its advisers unless the Service Provider has actual knowledge that such information is materially inaccurate.

13. Records and Work Product

Materials, analyses, presentations, correspondence and other work product prepared specifically for the Company in connection with the Services shall be Company property, subject to the Service Provider’s ownership of its pre-existing methods, know-how, templates and materials. The Service Provider shall maintain reasonable records of material activities undertaken under this Agreement and shall provide Company materials in its possession upon request or termination.

14. Confidentiality

The Service Provider and Service Personnel shall maintain the confidentiality of the Company’s confidential and non-public information and shall use such information only for purposes of performing the Services or fulfilling separate lawful duties owed to the Company. These obligations shall survive expiration or termination of this Agreement.

15. Indemnification

To the fullest extent permitted by applicable law and the Company’s governing documents, the Company shall indemnify the Service Provider and the Service Personnel against claims, liabilities and reasonable expenses arising from Services performed in good faith within the scope of this Agreement. This indemnification shall not apply to fraud, intentional misconduct or a knowing violation of law and shall survive expiration or termination of this Agreement.

16. Termination

The Company may terminate this Agreement at any time upon written notice authorized by the Board. The Service Provider may terminate this Agreement upon ten (10) days’ written notice. Termination shall not affect compensation properly earned or accrued through the effective date of termination or reimbursement of approved expenses incurred before termination.

17. Related-Party Nature and Separate Approval

The parties acknowledge that Michael A. Skinner and Ryan D. Moore have relationships with both the Company and the Service Provider, and that Catia Skinner has management and financial interests in the Service Provider. Accordingly, this Agreement involves related-party interests.

The Company’s approval of this Agreement shall be documented separately in accordance with its governing documents and applicable law.

Nothing in this Agreement authorizes the Service Personnel to approve this Agreement or any Company-Miranda matter on behalf of the Company solely by virtue of the Services provided hereunder.

18. Temporary Nature of Engagement

This Agreement is a temporary arrangement for the Term and does not guarantee any continued engagement after December 31, 2026. It does not establish the compensation or terms that may apply to any future management, officer, director, consulting or other arrangement involving the Company, the Service Provider, Michael A. Skinner, Ryan D. Moore or Catia Skinner.

19. Notices

Formal notices under this Agreement shall be delivered to the addresses or electronic contacts maintained in the parties’ records, as updated from time to time. Administrative contact and payment information may be updated without amending this Agreement, provided no such update modifies a material term.

20. Governing Law

This Agreement shall be governed by the laws of the State of Nevada, subject to applicable mandatory law.

21. Entire Agreement and Amendments

This Agreement constitutes the entire agreement between the parties concerning the Services described herein during the Term and supersedes any prior oral or written understanding concerning those Services for the same period. Any amendment to a material term must be in writing and properly authorized by both parties.

22. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 22, 2026.

RAINMAKER WORLDWIDE INC. (Nevada)		RAINMAKER WORLDWIDE INC. operating as Miranda Water Technologies (Ontario)

By:	/s/ Kelly White	By:	/s/ Michael A. Skinner
Name:	Kelly White	Name:	Michael A. Skinner
Title:	Treasurer	Title:	President
Date:	September 22, 2026	Date:	September 22, 2026